Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Castle Biosciences, Inc.:

We consent to the use of our report dated March 11, 2021, with respect to the financial statements of Castle Biosciences, Inc., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Diego, California
January 14, 2022